EXHIBIT 19

Insider Trading and Hedging Policy
Effective Date: September 12, 2024

1.0 Policy Overview

The purpose of this policy is to set forth the requirements related to compliance with securities laws and regulations as they apply to Graham Holdings Company and its subsidiaries ("GHC" or the "Company"). This policy is designed to prevent insider trading, minimize allegations of insider trading and to protect the Company's reputation for integrity and ethical conduct. It is the responsibility of each employee, officer, and director to understand and comply with this policy.

2.0 Scope

This policy applies to GHC, its subsidiaries and its employees, officers, and directors. This policy also applies to the members of their immediate families, their dependents, persons with whom they share a household and any other individuals or entities whose transactions in securities they influence, direct or control.

Employees, officers, and directors of the Company are responsible for ensuring their compliance with this policy as well as the compliance of the individuals and entities just described.

3.0 Responsibilities

3.1 Policy Owner: Senior Vice President, General Counsel and Corporate Secretary

3.2 Responsible Party: Vice President, Deputy General Counsel and Assistant Secretary

4.0 Policy

4.1 Overview

GHC, as evidenced by its Corporate Governance structure and adoption of related policies and practices (referenced below), is committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules and regulations. This policy was adopted as part of the Company's commitment to its principles, values, ethics and standards as set forth in its Code of Business Conduct. It is illegal to trade in a company’s securities while in possession of material nonpublic information about the Company. It is also illegal to give material nonpublic information to others who may trade on the basis of that information.
As a result, individuals and entities subject to this policy are not allowed to trade in Company securities while in possession of material nonpublic information about the Company. They also are not allowed to disclose any nonpublic information to any person, which includes directly disclosing material nonpublic information as well as making recommendations or expressing opinions about Company securities based on material nonpublic information about the Company, whether or not such individual intends to realize a profit from such “tip”.
If an individual subject to this policy is aware of any material nonpublic information concerning another public company obtained in the course of such person’s employment or other service with the Company, such person must not trade in the securities of the other company or pass any material nonpublic information concerning the other company to others.

The Company may not, directly or indirectly, buy or sell the Company’s securities while in possession of material nonpublic information related to the Company unless such trading activity otherwise complies with all applicable securities laws.

4.2 Other Policy Topics

4.2.1 Covered Transactions

This policy applies to all transactions in securities, including purchases, sales, and other transfers of Company common stock, options, restricted shares and other securities, put or call options, hedging transactions, short sales, and certain decisions with respect to participation in benefit plans. Although there are limited exceptions to this policy (as described in Section 4.3), there are no exceptions from insider trading laws or this policy based on the size of the transaction.

4.2.2 Blackout Periods

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time.

Quarterly Blackout Periods
Unless otherwise specified in Section 4.3, all members of the Board of Directors, Section 16 Officers, and certain other employees of the Company that, by the nature of their roles with the Company, are deemed likely to regularly possess material nonpublic information about the Company (collectively referred to as the "restricted trading population") are subject to the quarterly trading blackout periods. During the blackout period, those subject to the blackout may not engage in any transaction involving the Company's securities. The restricted trading population will be notified by the General Counsel's office at the start of each fiscal year (1) that they are subject to trading restrictions and (2) of the planned blackout periods for the upcoming year. Generally, quarterly blackout periods cover the time period of approximately three weeks prior to the Company's release of earnings relating to the first, second, and third quarters, and approximately six weeks prior to the release of year-end results.

Special Blackout Periods
The Company's General Counsel or Deputy General Counsel (or, in the General Counsel or Deputy
General Counsel's absence, the Chief Executive Officer or Chief Financial Officer) may designate special trading blackouts that apply to particular individuals or groups of persons for such time as determined by the General Counsel's office. During the special blackout period, those subject to the blackout may not engage in any transaction involving the Company's securities. In addition, those either aware or subject to any special blackout period may not disclose to any other persons, either inside or outside of the Company, that a special blackout period has been designated.

4.2.3 Trading Windows

Trading windows are the open periods during which transactions in Company securities are permitted. However, no individual may trade in Company securities (even while in an open trading window) if he/she is in possession of material nonpublic information or is subject to any special blackout period.

The trading window will typically open after the conclusion of the full trading day following the public disclosure of the Company's quarterly financial results and continue until the date that is approximately three weeks prior to the next anticipated earnings release date, or six weeks before the date on which year-end results are scheduled to be released.

4.2.4 Pre-Clearance

All members of the Board of Directors, Section 16 Officers, and other individuals notified in writing by the General Counsel's office to seek pre-clearance for transactions involving Company securities, must obtain prior trading approval ("pre-clearance") from the General Counsel or Deputy General Counsel for a proposed trade. The General Counsel and Deputy General Counsel are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

Even if pre-cleared to trade, such individual may not trade in the Company’s securities while in possession of material nonpublic information.

4.2.5 Prohibitions on Speculative Transactions, Derivatives, Hedging, Short Selling, Short-Term Trading and Standing Orders

The Company considers it inappropriate for any member of the restricted trading population to enter into speculative transactions in the Company’s securities. Such transactions may enable the individual to continue to own Company securities obtained through employee benefit plans or otherwise, but without bearing the full risks and rewards of ownership.

Therefore, the restricted trading population is prohibited from (1) trading derivative securities, such as puts, calls, options, and similar instruments, relating to the Company’s securities; (2) entering into hedging or monetization transactions or similar arrangements in which the stockholder continues to own the underlying Company security, but without all of the risks or rewards of ownership, such as prepaid variable forwards, equity swaps, collars, exchange funds and forward-sale contracts; (3) engaging in short sale transactions in the Company’s securities; and (4) engaging in short-term trades of purchasing and selling or selling and purchasing the Company’s securities within 30 calendar days where such subsequent transaction results in an investment gain to the individual placing the transaction.

For the avoidance of doubt, the prohibition on trading derivative securities does not apply to transactions in stock appreciation rights, stock options and similar securities granted to members of the restricted trading population by the Company.

Standing or limit orders on Company securities (other than under an approved 10b5-1 trading plan as described in Section 4.3.1 below) are strongly discouraged. However, if a member of the restricted trading population determines that they must use a standing order or limit order, the order must be limited to brief periods of time when such person can be reasonably certain the order will not execute during a blackout period and will not execute at a time when such person otherwise possesses material nonpublic information (except that standing orders may be used for longer periods under 10b5-1 trading plans that comply with the requirements of Rule 10b5-1) and must otherwise comply with the restrictions and procedures set forth in this policy.

4.2.6 Gifts of the Company’s Securities

Gifts of the Company’s securities are prohibited by individuals when in possession of material nonpublic information or during a blackout period unless the donee expressly agrees it will not make any transaction with the Company’s securities while the donor is in possession of material nonpublic information. Members of the Board of Directors and Section 16 officers shall notify the General Counsel in writing of any gift of the Company’s securities in advance of the proposed gift.

Consistent with Section 4.3.2 below, the restrictions in this section do not prohibit estate-planning transfers, provided that the transferor’s beneficial ownership and pecuniary interest in the transferred Company securities does not change.

4.2.7. Post-Termination Transactions

This policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material nonpublic information about the Company when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. The pre-clearance procedures specified in Section 4.2.4, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

4.3 Policy Exceptions and Administration

4.3.1 Transfers Pursuant to Rule 10b5-1

The Securities Exchange Commission has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as "10b5-1 trading plans." Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this policy, even if the individual is aware of material nonpublic information at the time of the transaction or a blackout period is in effect.

Individuals in the restricted trading population who wish to execute a 10b5-1 Trading Plan should contact the General Counsel.

Approval of a trading plan will not be deemed a representation by the Company that the plan complies with Rule 10b5-1, nor an assumption by the Company of any liability or responsibility to the plan owner or any other party if the plan does not comply with Rule 10b5-1.

This policy does not prohibit the purchase or sale of Company securities by the Company in accordance with a 10b5-1 trading plan that complies with all applicable securities laws.

4.3.2 Permissible Exceptions

The trading restrictions under this policy do not apply to the following transactions, except as specifically noted:

Estate and Tax Planning; Bequests
The trading restrictions under this policy do not apply to transfers by will or the laws of descent and distribution, or transfers for estate or tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Company securities does not change.

Restricted Stock Awards
The trading restrictions under this policy do not apply to the vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which the Company withholds shares of the Company’s securities to satisfy tax withholding requirements upon the vesting of any such awards (sales or exchanges of the Company’s securities acquired pursuant to the vesting of such award are, however, prohibited during a Blackout Period).

Stock Option Exercises
The trading restrictions under this policy do not apply to the exercise and corresponding net settlement of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; provided, however, that the trading restrictions under this policy do apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

401(k) Plans
The trading restrictions under this policy do not apply to purchases of the Company’s securities in the Company’s 401(k) plans resulting from an employee’s periodic contribution of money to the plan pursuant to an employee payroll deduction election. This policy does apply, however, to certain elections an employee may make under any of the Company’s 401(k) plans, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company Class B common stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company Class B common stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of an employee’s Company Class B common stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company Class B common stock fund. It should be noted that sales of the Company’s securities from a 401(k) account are also subject to Rule 144, and therefore affiliates should ensure that a Form 144 is filed when required.

No Change in Form of Ownership
Some transactions that involve merely a change in the form in which the securities are owned may be permitted. The Company's General Counsel and Deputy General Counsel are available as resources to discuss the particulars of a situation and should be consulted if it is unclear whether a change in the form of ownership is permitted or violates this policy.

4.3.3 Other Exceptions

Any other exception from this policy must be approved in advance of any trades by the General Counsel. Even if a transaction falls within one of the exceptions described in Section 4.3, the individual or entity subject to this policy must separately assess whether the transaction complies with applicable law.

4.3.4 Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this policy do not in any way relieve any individual or entity subject to this policy of his, her or its obligation to also comply with any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations, or contractual restrictions on the sale of securities.

4.3.5 Amendments

The Company is committed to continuously reviewing and updating its policies, and therefore reserves the right to amend this policy at any time, for any reason, subject to applicable law.

4.4 Potential Civil, Criminal and Disciplinary Actions

4.4.1 Civil and Criminal Penalties

The consequences of prohibited insider trading or tipping can be severe. Penalties can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. The Company and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits.

4.4.2 Company Disciplinary Action

Violation of this policy or federal or state insider trading or tipping laws by (1) any director may subject the individual to removal proceedings and (2) by an officer or employee may subject such individual to disciplinary action by the Company up to and including termination of employment for cause. A violation of this policy is not necessarily a violation of law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this policy has been violated. The Company may determine that specific conduct violates this policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

4.4.3 Reporting of Violations

Any violation or suspected violation of this policy should be promptly reported to the General Counsel or anonymously through the Company's Ethics Hotline.

5.0 Definitions

Material Nonpublic Information - Information is deemed "material" if a reasonable investor would consider it important in deciding whether to buy, sell or retain the security. Information is deemed "nonpublic" if it has not been widely disseminated to the public (through, for example, a press release or SEC filing).